Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of NICE Systems Ltd. for the registration of 2,187,500 shares of its ordinary shares and to the inclusion in the Registration Statement of our report dated August 7, 2003 with respect to the combined balance sheet of Thales Contact Solutions and certain other subsidiaries of Thales S.A., relating to the business and assets acquired by NICE Systems Ltd. in connection with its acquisition of Thales Contact Solutions, as at December 31, 2001 and December 31, 2000, and the related combined statements of operations and cash flows for the year ended December 31, 2001 and the six months ended December 31, 2000.

The Statutory Auditor

/S/ BARBIER, FRINAULT & AUTRES
Neuilly-sur-Seine, France	BARBIER, FRINAULT & AUTRES
October 17, 2003	Gilles Puissochet

Exhibit 23.3 - 1